Exhibit 99.1



For Further Information:

Human Pheromone Sciences, Inc.
84 West Santa Clara Street, Suite 720
San Jose, CA  95113
(408) 938-3030

Contact:    William P. Horgan, CEO


         Human Pheromone Sciences Enters into Agreement for the Sale of
                            Common Stock and Warrants

San Jose, California, September 28, 2005. Human Pheromone Sciences, Inc. (OTC Bulletin Board: EROX) (the "Company" or "HPS") announced today that it has signed a binding term sheet with Rubinson & Associates, Inc. ("Rubinson") under which Rubinson will purchase 833,333 units, each consisting of one unregistered share of common stock of HPS, together with five year warrants for the purchase of four additional shares of common stock. The amount to be initially invested will be $500,000. If fully exercised, the warrants would result in an aggregate additional investment of $2,416,666, however there can be no assurance that any of the warrants will be exercised.

The terms agreed by the Company and Rubinson are subject to the completion of mutual Due Diligence, which is expected to be completed by the end of October and the completion of all legal, corporate and securities compliance requirements. A closing is scheduled for November 7th. The understanding with Rubinson also provides that Mitchell Rubinson, Chairman of Rubinson & Associates, Inc., will be employed by the Company at a base salary of $1.00 per year and elected as Chairman of the Board of Directors.

     In commenting on the proposed transaction, William P. Horgan, CEO of the Company said, "pending the completion of the due diligence and the other requirements, we are excited to welcome Mitchell Rubinson to HPS and look forward to benefiting from his years of business experience and the acumen he brings with him." Mr. Rubinson is a private investor who has, over the past several decades, taken an active role in building public and private companies in which he has invested.


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With respect to the currently  proposed  transaction,  Mr.  Rubinson said, "I am very excited to be taking on a leadership role to assist the Company in realizing its vision of increased product introduction and distribution."

Human Pheromone Sciences, Inc. is a technology-based company, whose proof-of-concept products included prestige-price fragrances and toiletries and environmental products sold under the Natural Attraction, REALM, innerREALM and EROX trademarks. These products contain mood-enhancing human pheromones, the use of which is covered under U.S. and foreign patents. The Company also licenses its proprietary technology to other companies for inclusion in their products for direct sale to the consumer in several markets. Scientific and consumer studies have shown that the Company's human pheromones positively impact on the moods, attitudes and emotions of wearers. Further information is available on line at www.erox.com.

     The statements in this news release may contain forward-looking statements that involve risks and uncertainties that could cause results to differ from predicted results. Further information on factors that could affect the Company's results is detailed in the Company's annual report to shareholders on Form 10-KSB for the year ended December 31, 2004 and the Form 10-QSB for the six months ended June 30, 2005 as filed with the Securities and Exchange Commission. The Company undertakes no obligation to publicly release the result of any revisions to these forward-looking statements.


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